Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282039

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 11, 2024

24,640,000 Shares

VIPER ENERGY, INC.

Class A Common Stock

We are offering 24,640,000 shares of our Class A common stock.

We have granted the underwriters a 30-day option to purchase up to an additional 3,696,000 shares of our Class A common stock on the same terms and conditions as set forth below.

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were Viper Energy Partners LP, a Delaware limited partnership with common units representing limited partner interests listed on The NASDAQ Global Select Market under the symbol “VNOM.” On November 13, 2023, each outstanding common unit converted into one share of Class A common stock. On January 29, 2025, the last reported sales price of our Class A common stock was $46.84 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and beginning on page S-6 of the accompanying base prospectus.

	Per share	Total
Public offering price	$44.50	$1,096,480,000
Underwriting discount(1)	$1.0013	$24,672,032
Proceeds, before expenses, to us	$43.4987	$1,071,807,968

(1)	We refer you to “Underwriting” beginning on page S-19 of this prospectus supplement for additional information regarding underwriting compensation.

Delivery of the shares of Class A common stock will be made on or about February 3, 2025 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Active Bookrunners

J.P. Morgan	Citigroup	Mizuho	Morgan Stanley

Joint Bookrunners

Capital One Securities	TD Securities	Wells Fargo Securities

Senior Co-Managers

Barclays	BofA Securities	BOK Financial Securities, Inc.	BTIG

Comerica Securities	Pickering Energy Partners	TPH&Co.	Piper Sandler

PNC Capital Markets LLC	Raymond James	Scotiabank	Truist Securities

The date of this prospectus supplement is January 30, 2025.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer of shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. In the event that the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Where You Can Find More Information” in this prospectus supplement. We and the underwriters are only offering to sell, and only seeking offers to buy, our Class A common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or in any document incorporated herein or therein, is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or of any sale of our Class A common stock by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the underwriters, nor any affiliate of either of us, is making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our Class A common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Industry and Market Data

This prospectus supplement includes or incorporates by reference industry and market data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions discussed in this prospectus supplement or divestitures); and plans and objectives of management (including Diamondback Energy, Inc.’s plans for developing our acreage and our cash dividend policy and repurchases of our common shares and/or senior notes) are forward-looking statements. When used in this prospectus supplement, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, the factors discussed in this prospectus supplement under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2023, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following:

•	changes in supply and demand levels for oil, natural gas, and natural gas liquids and the resulting impact on the price for those commodities;

•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•	changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, or instability in the financial sector;

•

regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•	physical and transition risks relating to climate change;

•

restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•	changes in U.S. energy, environmental, monetary and trade policies;

•

conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

S-iii

•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•

changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•

security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback Energy, Inc.’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•	severe weather conditions and natural disasters;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	changes in the financial strength of counterparties to the credit facility and hedging contracts of our operating subsidiary;

•	changes in our credit rating;

•	failure to consummate or realize the anticipated benefits from the pending acquisitions discussed in this prospectus supplement; and

•	other risks and factors disclosed in this prospectus supplement or incorporated by reference herein.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this prospectus supplement or incorporated by reference. All forward-looking statements speak only as of the date of this prospectus supplement or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-8 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC, which information is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in our Class A common stock. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our Class A common stock.

References in this prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023 (the “Conversion”), (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the Conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the Conversion, the Partnership individually and collectively with the Operating Company, as the context requires, and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company. References to “OpCo Units” are to the units representing limited liability company interests in the Operating Company.

Viper Energy, Inc.

We are a publicly traded Delaware corporation focused on owning and acquiring mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. Effective November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation.

Our primary business objective is to provide an attractive return to our stockholders by focusing on business results, generating robust free cash flow, reducing debt and protecting our balance sheet, while maintaining a best-in-class cost structure. Our assets consist of mineral and royalty interests in oil and natural gas properties in the Permian Basin in West Texas, substantially all of which are leased to working interest owners who bear the costs of operation and development.

We are currently focused primarily on oil and natural gas properties in the Permian Basin, which is one of the oldest and most prolific producing basins in North America. The Permian Basin, which consists of approximately 75,000 square miles centered around Midland, Texas, has been a significant source of oil production since the 1920s. The Permian Basin is known to have a number of zones of oil and natural gas bearing rock throughout.

As of September 30, 2024, our assets consisted of mineral interests and royalty interests representing 32,567 net royalty acres primarily in the Permian Basin, approximately 57% of which were operated by Diamondback. As of September 30, 2024, there were 10,724 gross horizontal wells (252.1 net 100% royalty interest wells) producing on our mineral and royalty acreage, of which Diamondback was the operator of 2,755 wells. On

October 1, 2024, we closed the TWR IV Acquisition, and on January 30, 2025 we entered into an equity purchase agreement for the Pending Drop Down and a separate purchase and sale agreement for the pending Morita Ranches Acquisition, which transactions (collectively, the “Acquisitions”) are described in more detail, and the terms used herein defined, under “Recent Developments—Recent and Pending Acquisitions” below. As of September 30, 2024, after giving effect to the Acquisitions, our footprint of mineral and royalty interests would have totaled approximately 60,172 net royalty acres, with Diamondback operating approximately 60% of these net royalty acres. As of September 30, 2024, after giving effect to the Acquisitions, we would have had 13,853 gross horizontal wells (372.7 net 100% royalty interest wells) producing on our mineral and royalty acreage, with Diamondback operating 3,518 gross horizontal wells (225.1 net 100% royalty interest wells).

Average net production during the third quarter of 2024 was approximately 49,370 BOE/d and net production for the year ended December 31, 2023 averaged 39,244 BOE/d. For the nine months ended September 30, 2024, the consolidated net income (including net income attributable to non-controlling interest) generated from these mineral and royalty interests was approximately $330.8 million and net income attributable to Viper Energy, Inc. was approximately $149.2 million. As of September 30, 2024, there were 60 rigs operating on our mineral and royalty acreage, seven of which were operated by Diamondback.

As of December 31, 2023, the estimated proved oil and natural gas reserves of our assets were 179,249 MBOE, based on reserve estimates prepared by our internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Of these reserves, approximately 80% were classified as proved developed producing reserves. Proved undeveloped, or PUD, reserves included in this estimate were from 529 gross horizontal well locations. As of December 31, 2023, our proved reserves were approximately 50% oil, 25% natural gas liquids and 25% natural gas.

Recent Developments

Recent and Pending Acquisitions

The TWR Acquisitions

On September 3, 2024, we, through the Operating Company, acquired all of the issued and outstanding equity interests in (i) Tumbleweed-Q Royalties, LLC for a purchase price of $113.6 million in cash, including certain transaction costs and customary closing adjustments, and contingent cash consideration of up to $5.4 million payable in January of 2026, based on the average price of West Texas Intermediate (WTI) light sweet crude oil prompt month futures contracts for the calendar year 2025 (the “WTI 2025 Average”) and (ii) MC TWR Royalties, LP and MC TWR Intermediate, LLC for a purchase price of $75.8 million in cash, including certain transaction costs and customary closing adjustments, and contingent cash consideration of up to $3.6 million payable in January of 2026, based on the WTI 2025 Average (together, the “Q and M Acquisitions”). We funded the cash consideration, and intend to fund the contingent cash consideration, for the Q and M Acquisitions with cash on hand and borrowings under the Operating Company’s revolving credit facility.

On October 1, 2024, we, through the Operating Company, acquired all of the issued and outstanding equity interests in TWR IV, LLC and TWR IV SellCo, LLC from Tumbleweed Royalty IV, LLC (“TWR IV”) and TWR IV SellCo Parent, LLC (the “TWR IV Acquisition” and, together with the Q and M Acquisitions, the “TWR Acquisitions”), pursuant to a definitive purchase and sale agreement for consideration consisting of approximately (i) $458.9 million in cash, subject to transaction costs and customary post-closing adjustments, (ii) 10.09 million OpCo Units to TWR IV, (iii) an option (the “TWR IV Class B Option”) granted to TWR IV to acquire up to 10.09 million shares of our Class B common stock, and (iv) contingent cash consideration of up to $41.0 million. The contingent cash consideration, if any, for the TWR Acquisitions will be payable in January of 2026, based on the WTI 2025 Average. The contingent cash consideration payment for the TWR IV Acquisition will be (i) $16.4 million if the WTI 2025 Average is between $60.00 and $65.00, (ii) $24.6 million if the WTI 2025 Average is between $65.00 and $75.00, or (iii) $41.0 million if the WTI 2025 Average is greater than $75.00.

TWR IV can exchange some or all of the OpCo Units received for an equal number of shares of our Class A common stock (the “Exchange Rights”), and any OpCo Units so exchanged will reduce the number of shares of Class B common stock subject to the TWR IV Class B Option. The mineral and royalty interests acquired in the TWR IV Acquisition represent approximately 3,067 net royalty acres located primarily in the Permian Basin. The Company funded the cash consideration for the TWR IV Acquisition through a combination of cash on hand, borrowings under the Operating Company’s revolving credit facility and proceeds from its previously reported September 2024 offering of Class A common stock.

Following the completion of the TWR IV Acquisition, as of October 1, 2024, Viper Energy, Inc. owned approximately 52% of the OpCo Units and remained the managing member of the Operating Company.

Further, at closing of the TWR IV Acquisition, we entered into a registration rights agreement with TWR IV (the “TWR IV Registration Rights Agreement”), pursuant to which TWR IV received certain demand and piggyback registration rights with respect to the shares of our Class A common stock that may be acquired by TWR IV in exchange for the OpCo Units and an equal number of shares of our Class B common stock in the event TWR IV exercises the TWR IV Class B Option and the Exchange Rights. Under the terms of the purchase and sale agreement for the TWR IV Acquisition, TWR IV is subject to a lockup until April 1, 2025 with respect to any shares of Class A common stock owned by it.

The Pending Drop Down

On January 30, 2025, we and the Operating Company, as buyer parties, entered into a definitive equity purchase agreement with Endeavor Energy Resources, LP (“Seller”) and 1979 Royalties, LP and 1979 Royalties GP, LLC (collectively, the “Endeavor Subsidiaries”), each of which is a subsidiary of Diamondback, to acquire the Endeavor Subsidiaries from the Seller for consideration consisting of (i) $1.0 billion in cash and (ii) the issuance of 69,626,640 units representing limited liability company interests in the Operating Company (“OpCo Units”) and an equivalent number of shares of the Company’s Class B Common Stock, par value $0.000001 per share (“Class B common stock”) (collectively, the “Equity Issuance”), in each case subject to customary closing adjustments, including, among other things, for net title benefits (such transaction, the “Pending Drop Down”). The OpCo Units and the Class B common stock to be issued in the Pending Drop Down, as well as the OpCo Units and Class B common stock otherwise beneficially owned by Diamondback, are exchangeable from time to time for shares of our Class A common stock (that is, one OpCo Unit and one share of Class B common stock, together, are exchangeable for one share of Class A common stock). The shares of Class A common stock that may be issued to Diamondback and/or its subsidiaries upon exchange of their OpCo Units and shares of Class B common stock, including those OpCo Units and shares of Class B common stock to be issued at closing of the Pending Drop Down, are subject to our existing registration rights agreement with Diamondback, dated as of November 13, 2023, previously filed by us with the SEC.

The mineral and royalty interests owned by the Endeavor Subsidiaries and to be acquired in the Pending Drop Down represent approximately 22,847 net royalty acres in the Permian Basin, 69% of which are operated by Diamondback, and have an average net royalty interest of approximately 2.8% and current oil production of approximately 17,097 BO/d (the “Endeavor Mineral and Royalty Interests”). The Endeavor Mineral and Royalty Interests include interests in horizontal wells comprised of 6,055 gross proved developed production wells (of which approximately 29% are operated by Diamondback), 116 gross completed wells and 394 gross drilled but uncompleted wells, all of which are principally concentrated in the Midland Basin, with the balance located primarily in the Delaware and Williston Basins.

Our audit committee, comprised of all independent directors and advised by its legal counsel and financial advisor, negotiated and approved the Pending Drop Down and the transactions contemplated thereby, and recommended that our board of directors approve the Pending Drop Down and the transactions contemplated thereby, in each case, subject to our receipt of the requisite stockholder and regulatory approvals and the satisfaction or waiver of other closing conditions discussed below. Based on that recommendation, and subject to the same approvals and conditions, our board also approved the Pending Drop Down on January 30, 2025.

The completion of the Pending Drop Down is subject to (i) the approval of the Pending Drop Down by (a) the holders of a majority of the voting power of our common stock entitled to vote on such proposal, voting together as a single class, at the special meeting of our stockholders, excluding the shares beneficially owned by Diamondback and its subsidiaries, and (b) the holders of a majority of our outstanding common stock, in each case, as required by Delaware law, (ii) regulatory clearance under the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) and (iii) the satisfaction or waiver of other customary closing conditions. In addition, the Equity Issuance is subject to the approval by our stockholders representing a majority of the total votes cast at the special meeting on such proposal, as required by the rules of the Nasdaq Stock Market LLC. We expect to hold the special meeting of our stockholders and, subject to the satisfaction or waiver of the foregoing conditions, close the Pending Drop Down during the second quarter of 2025.

After giving effect to the completion of this offering and the Morita Ranches Acquisition (described below), following the closing of the Pending Drop Down, we currently estimate that Diamondback will beneficially own approximately 53% of our outstanding common stock, on a fully diluted basis.

The Company expects to fund the cash consideration for the Pending Drop Down with the proceeds from the sale of Class A common stock offered hereby and, if necessary, with cash on hand and borrowings under Operating Company’s revolving credit facility. See “Use of Proceeds.” The Pending Drop Down will be accounted for as a transaction between entities under common control with the acquired properties recorded at the Seller’s historical carrying value in the Company’s consolidated balance sheet. Diamondback recently acquired the Endeavor Mineral and Royalty Interests in its merger with Endeavor in September 2024 and as such, the historical carrying value of the properties approximates the Pending Drop Down purchase price.

The Pending Morita Ranches Acquisition

On January 30, 2025 we and the Operating Company entered into a purchase and sale agreement to acquire from Morita Ranches Minerals, LLC (“Morita Ranches”) mineral and royalty interests in approximately 1,691 net royalty acres located in Howard County, Texas (the “Morita Ranches Acquisition”) for a purchase price of (i) $211.0 million in cash and (ii) 2,400,297 OpCo Units together with an equal number of shares of our Class B common stock to be issued to certain affiliate designees of Morita Ranches (the “Morita Ranches Equity Recipients”), subject to certain transaction costs and post-closing adjustments. At the closing of the Morita Ranches Acquisition, the Morita Ranches Equity Recipients will (i) become parties to the Third Amended and Restated Limited Liability Agreement of OpCo, dated as of October 1, 2024, as amended, and (ii) enter into an Exchange Agreement with us and the Operating Company to provide for the right to exchange the OpCo Units and shares of our Class B common stock to be acquired by the Morita Ranches Equity Recipients at closing of the Morita Ranches Acquisition for an equal number of shares of our Class A common stock. In addition, at closing of the Morita Ranches Acquisition, we will enter into a registration rights agreement with the Morita Ranches Equity Recipients (the “Morita Ranches Registration Rights Agreement”), pursuant to which the Morita Ranches Equity Recipients will receive certain demand and piggyback registration rights with respect to the shares of our Class A common stock that may be acquired by them in exchange for OpCo Units and shares of our Class B common stock. The Morita Ranches Acquisition is expected to close on February 14, 2025, subject to customary closing conditions and adjustments. The mineral and royalty interests included in the Pending Morita Ranches Acquisition represent approximately 1,691 net royalty acres in the Permian Basin, 75% of which are operated by Diamondback, and have an average net royalty interest of approximately 8.6% and current production of approximately 768 BO/d. We intend to fund the cash consideration for the Morita Ranches Acquisition with cash on hand and borrowings under the Operating Company’s revolving credit facility.

Estimated Pro Forma Cash Flows and Production

After giving pro forma effect to the TWR Acquisitions and the Pending Drop Down as if they had occurred on January 1, 2024, we would have had approximately 8,984 MBOE of aggregate incremental production during the nine months ended September 30, 2024. Assuming (i) an average realized price, (ii) production and ad valorem taxes and (iii) cash general and administrative expenses for this additional production equal to ours for the same period ($48.14 per BOE, $3.42 BOE and $0.91 per BOE, respectively), we would have realized additional cash flows from operating activities for the nine months ended September 30, 2024 of approximately $393.6 million attributable to the TWR Acquisitions and the Pending Drop Down.

Estimated Pro Forma Acreage and Reserves

After giving pro forma effect to the Acquisitions, as of September 30, 2024, our mineral and royalty interests would have totaled approximately 60,172 net royalty acres in the Permian Basin, with Diamondback operating approximately 60% of such net royalty acres.

After giving pro forma effect to the TWR Acquisitions and the Pending Drop Down, our estimated proved developed reserves as of December 31, 2023 would have totaled 101,463 MBbls of oil, 350,154 MMcf of natural gas and 58,191 MBbls of natural gas liquids, for a total of 218,014 MBOE. Our estimated proved undeveloped reserves as of December 31, 2023 would have totaled 49,442 MBbls of oil, 131,387 MMcf of natural gas and 23,707 MBbls of natural gas liquids, for a total of 95,046 MBOE. Our estimated net proved reserves as of December 31, 2023 would have totaled 150,905 MBbls of oil, 481,541 MMcf of natural gas and 81,898 MBbls of natural gas liquids, for a total of 313,060 MBOE. These estimates are based on (i) the reserve report prepared by our internal reservoir engineers as of December 31, 2023 and audited by Ryder Scott Company, L.P. with respect to our 2023 year-end reserves, (ii) the summary evaluation reports prepared by Cawley, Gillespie and Associates, Inc., independent petroleum consultants, as of December 31, 2023 with respect to the reserves attributable to the mineral and royalty interests acquired in the TWR Acquisitions, and (iii) the reserve report prepared by our internal reservoir engineers as of September 30, 2024 and audited by Ryder Scott Company, L.P. with respect to the reserves attributable to the mineral and royalty interests subject to the Pending Drop Down. The pro forma information presented above is based solely on our internal evaluation and interpretation of reserves, production and other information provided to us by our counterparties in the course of our due diligence with respect to the Acquisitions. These forecasted amounts are based on various assumptions, including, among others, the level of Diamondback’s (and our other operators’) capital spending, commodity prices, rig availability, services availability, proppant availability, takeaway capacity as well as other factors. To the extent any of these factors change adversely, these estimates may not be achieved. Our actual operating results and financial condition may differ materially from these estimates.

Recent Operating Results and Fourth Quarter 2024 Dividend

During the fourth quarter of 2024, our average daily production was 29,859 BO/d (56,109 BOE/d) and the average unhedged realized prices were $69.91 per barrel of oil, $0.84 per Mcf of natural gas and $22.15 per barrel of natural gas liquids. During the fourth quarter of 2024, we recorded total operating income of $228.7 million. During the fourth quarter of 2024, 381 total gross (8.1 net 100% royalty interest) horizontal wells were turned to production on our mineral and royal acreage, with an average lateral length of 10,818 feet.

On January 30, 2025, we declared a combined base and variable cash dividend of $0.65 per share of Class A common stock, payable on March 13, 2025 to Class A stockholders of record at the close of business on March 6, 2025. See “Dividend Policy” included elsewhere in this prospectus supplement for additional information.

2025 Production Guidance

After giving pro forma effect to the Acquisitions, we estimate that our average daily oil production for full year 2025 will be approximately 18,000 BO/d (32,000 BOE/d), including contribution from Diamondback’s expected development plan (11.0 to 12.0 net 100% royalty interest wells) and 6.7 net existing DUCs and permits operated by third party operators. Based on Diamondback’s expected development plan, we anticipate that Diamondback’s operated production will be approximately 27,000 BO/d in 2025, with significant growth opportunity in 2026.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 500 West Texas Ave., Suite 100, Midland, Texas 79701, and our phone number is (432) 221-7400. Our website address is www.viperenergy.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying base prospectus.

THE OFFERING

Class A common stock offered hereby	24,640,000 shares.

Common stock to be outstanding after this offering	127,617,142 shares of Class A common stock (or 131,313,142 shares of Class A common stock if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full)

85,431,453 shares of Class B common stock

Use of proceeds	We intend to use the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option, to fund a portion of the cash consideration for the Pending Drop Down, if it closes. If the Pending Drop Down does not close, we will use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Dividend policy	Under our current dividend policy, we pay quarterly base plus variable cash dividends on our Class A common stock. Future base and variable dividends are at the discretion of our board of directors. The outstanding shares of Class B common stock are entitled to an aggregate quarterly cash dividend of $20,000. See “Dividend Policy.”

Transfer Agent	Computershare Trust Company, National Association

Listing and trading symbol	Shares of our Class A common stock are listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock.

Settlement	Delivery of the shares is expected to be made against payment therefor on or about February 3, 2025. See “Underwriting.”

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, and other factors discussed in any subsequent filings made with the SEC prior to the filing of this prospectus supplement, together with all of the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our Class A common stock. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. The risks described in this prospectus supplement and the documents incorporated by reference herein and in the accompanying base prospectus are not the only risks facing us. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.

Risks Related to the Pending Drop Down

Our ability to complete the Pending Drop Down is subject to various closing conditions outside of our control, including approval by the majority of unaffiliated stockholders and regulatory clearance.

The Pending Drop Down is subject to a number of conditions to closing as specified in the equity purchase agreement for the Pending Drop Down. These closing conditions include, among others, (i) the approval of the Pending Drop Down by (a) the holders of a majority of the voting power of our common stock entitled to vote on such proposal, voting together as a single class, at the special meeting of our stockholders, excluding the shares beneficially owned by Diamondback and its subsidiaries, and (b) the holders of a majority of our outstanding common stock, in each case as required by Delaware law, (ii) the expiration or termination of the waiting period under the HSR Act relating to the Pending Drop Down and (iii) the satisfaction or waiver of other customary closing conditions. The Equity Issuance is subject to the approval by our stockholders representing a majority of the total votes cast at the special meeting on such proposal, as required by the rules of the Nasdaq Stock Market LLC.

We expect to hold the special meeting of our stockholders and close the Pending Drop Down during the second quarter of 2025. No assurance can be given, however, that the requisite stockholder approvals or the HSR Act regulatory clearance will be obtained or that the other required closing conditions will be satisfied. Even if the requisite stockholder approvals and the HSR regulatory clearance are obtained, no assurance can be given as to the timing of such approval or clearance. Any delay in completing the Pending Drop Down could cause us not to be able to realize, or to be delayed in realizing, some or all of the benefits that we expect to achieve if the Pending Drop Down is successfully completed within its expected time frame. We cannot provide any assurance that these conditions will not result in the abandonment or delay of the Pending Drop Down. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our Class A common stock.

We may be unable to realize anticipated cash flows or other benefits from the Pending Drop Down.

Our ability to achieve the anticipated benefits from the Pending Drop Down will depend in part upon an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	existing and future production on the mineral and royalty acreage subject to the Pending Drop Down and Diamondback’s plans with respect to such Diamondback-operated acreage;

•	any title defects; and

•	environmental and other regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired mineral and royalty interests will generate cash flow in accordance with our expectations. Significant acquisitions, such as the Pending Drop Down, and other strategic transactions may involve other risks that may cause our business to be adversely impacted, including:

•	diversion of our management’s attention to evaluating and negotiating significant acquisitions and strategic transactions; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

Risks Inherent in an Investment in Us

Actual operating results and activities and capital expenditures of our operators could differ materially from our guidance.

We have included in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions” and “Prospectus Supplement Summary—Recent Developments—2025 Production Guidance,” certain forecasted operating results, costs and activities of our operators, including Diamondback, which includes, without limitation, the future expected production results, drilling activity and capital expenditures relating to mineral and royalty interests subject to the Acquisitions. Our production estimates are based on publicly announced planned capital expenditures of our operators, including Diamondback. In addition, achieving these production estimates and maintaining the required drilling activity to achieve these estimates will depend on the availability of capital, regulatory approval and the existing regulatory environment, commodity prices and differentials, rig availability, pressure pumping services availability, proppant availability, actual drilling results (including continued well performance success, lack of well loss due to mechanical failure and lack of significant interwell interference in spacing pilots) as well as other factors. To the extent any of these factors changes adversely, our operators may not be able to achieve these production results. This forward-looking guidance represents our management’s estimates as of the date of this prospectus supplement, is based upon a number of assumptions that are inherently uncertain, including among others the assumptions described above, and is subject to numerous business, economic, competitive, financial and regulatory risks, including the risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other filings we make with the

SEC. Many of these risks and uncertainties are beyond the control of our operators, such as declines in commodity prices and the speculative nature of estimating oil, natural gas and natural gas liquids reserves and in projecting future rates of production. If any of these risks and uncertainties actually occur or the assumptions underlying our guidance are incorrect, our operators’ actual operating results, costs and activities may be materially and adversely different from our guidance. In addition, investors should also recognize that the reliability of any guidance diminishes the farther in the future that the data is forecast, and it is thus increasingly likely that our operators’ actual results will differ materially from our guidance. In light of the foregoing, investors are urged to put our guidance in context and not to place undue reliance upon it.

Use of Proceeds

We expect to receive net proceeds from this offering of approximately $1.1 billion, or approximately $1.2 billion if the underwriters exercise their option to purchase additional shares of Class A common stock in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to fund the cash consideration for the Pending Drop Down, if it closes, and the remaining net proceeds, including any net proceeds from the underwriters’ exercise of their option to purchase shares of Class A common stock, will be used for general corporate purposes. If the Pending Drop Down does not close, we will use the net proceeds from this offering for general corporate purposes.

Dividend Policy

The Company intends to pay a base dividend, as well as a variable dividend that takes into account capital returned to stockholders via our stock repurchase program. We currently intend to pay quarterly variable dividends of at least 75 percent of our available cash less the base dividend declared and the amount paid in stock repurchases as part of our buyback program for the applicable quarter.

Our available cash and the available cash of the Operating Company for each quarter is determined by our board of directors following the end of such quarter. We expect that our available cash will generally equal the Adjusted EBITDA attributable to Viper Energy, Inc. for the applicable quarter, less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that our board of directors deems necessary or appropriate, lease bonus income (net of applicable taxes), distribution equivalent rights payments and preferred distributions.

The percentage of cash available for distribution by the Operating Company pursuant to the distribution policy may change quarterly to enable the Operating Company to retain cash flow to help strengthen our balance sheet while also expanding the return of capital program through our stock repurchase program.

We are required to pay a quarterly preferred dividend in respect of our Class B common stock in the aggregate amount of $20,000 per quarter, which is consistent with the Partnership’s pre-Conversion preferred distribution requirement. Other than that preferred dividend requirement, we are not required to pay dividends to our common stockholders on a quarterly or other basis, and declaration of any other dividends in the future will be solely in the discretion of our board of directors.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and provision for (benefit from) income taxes.

Stock Repurchase Program

The board of directors of the general partner of the Partnership previously authorized a $750.0 million common unit repurchase program, of which $315.8 million of common units were repurchased through September 30, 2024. This program has been ratified and continued by our board of directors with respect to our Class A common stock. As of September 30, 2024, $434.2 million remained available for future repurchases under our stock repurchase program. The stock repurchase program has no time limit and may be suspended, modified, or discontinued by our board of directors at any time.

CAPITALIZATION

The following table sets forth, as of September 30, 2024, our cash and cash equivalents and capitalization (i) on a historical basis and (ii) on an as adjusted basis after giving effect to this offering, the use of proceeds from this offering and the Acquisitions.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2024, which is incorporated by reference into this prospectus supplement, for additional information.

	As of September 30, 2024
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents(1)	$168,649	$—

Long-term debt:
Revolving credit facility(2)	—	469,909

Unamortized debt issuance costs	(6,098)	(6,098)

Unamortized discount	(2,747)	(2,747)

5.375% Senior unsecured notes due 2027	430,350	430,350

7.375% Senior unsecured notes due 2031	400,000	400,000

Total long-term debt	821,505	1,291,414

Stockholders’ equity:
Class A common stock, $0.000001 par value, 1,000,000,000 shares authorized, 102,947,008 shares issued and outstanding as of September 30, 2024 and 127,587,008 shares issued and outstanding as adjusted		(3)

Class B common stock, $0.000001 par value, 1,000,000,000 shares authorized, 85,431,453 shares issued and outstanding as of September 30, 2024		(3)

Additional paid-in capital	1,429,649	2,500,530

Retained earnings (accumulated deficit)	(28,691)	(28,691)

Total Viper Energy, Inc. stockholders’ equity	1,400,958	2,471,839

Non-controlling interest	1,934,550	2,402,896

Total equity	3,335,508	4,874,735

Total Capitalization	$4,157,013	$6,166,149

(1)	As of January 27, 2025, we had $17.5 million in cash and cash equivalents.
(2)

As of January 27, 2025, we had $286.0 million of borrowings outstanding under the Operating Company’s revolving credit facility. As of that date, the borrowing base under the Operating Company’s revolving credit facility was $1.25 billion, the aggregate elected commitment amount was $1.25 billion and we had $964.0 million available for future borrowings under the Operating Company’s revolving credit facility.

(3)

Does not give effect to (i) any exercise by TWR IV of the TWR IV Class B Option or the Exchange Rights granted to TWR IV at closing of the TWR IV Acquisition, (ii) the issuance of the OpCo Units and our Class B common stock, exchangeable for the same number of shares of our Class A common stock, at closing of the Pending Drop Down or (iii) the issuance of the OpCo Units and our Class B common stock, exchangeable for the same number of shares of our Class A common stock, to the Morita Ranches Equity

Recipients at closing of the pending Morita Ranches Acquisition. See “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions—-The TWR Acquisitions,” “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions—The Pending Drop Down” and “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions—The Pending Morita Ranches Acquisition.”

This table does not reflect the sale of up to an additional 3,696,000 shares of Class A common stock that may be sold to the underwriters upon exercise of their option to purchase additional shares of Class A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws that may be relevant to non-U.S. holders. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers or brokers in stock or securities or foreign currencies;

•	persons whose functional currency is not the United States dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

A non-U.S. holder for purposes of this discussion is a beneficial owner of our Class A common stock and who is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more United States persons (as defined under the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions with respect to our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A common stock (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A common stock will be treated as gain from the sale of such Class A common stock and will have the tax consequences described below under “Gain on Disposition of Class A Common Stock.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A common stock, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Class A Common Stock

Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A common stock constitutes a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our Class A common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements Under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any distributions paid on our Class A common stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA with respect to them.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of shares
J.P. Morgan Securities LLC	7,392,001
Citigroup Global Markets Inc.	3,696,001
Mizuho Securities USA LLC	3,696,001
Morgan Stanley & Co. LLC	3,696,001
Capital One Securities, Inc.	1,232,000
TD Securities (USA) LLC	1,232,000
Wells Fargo Securities, LLC	1,232,000
Barclays Capital Inc.	205,333
BofA Securities, Inc.	205,333
BOK Financial Securities, Inc.	205,333
BTIG, LLC	205,333
Comerica Securities, Inc.	205,333
PEP Advisory LLC	205,333
Perella Weinberg Partners LP	205,333
Piper Sandler & Co.	205,333
PNC Capital Markets LLC	205,333
Raymond James & Associates, Inc.	205,333
Scotia Capital (USA) Inc.	205,333
Truist Securities, Inc.	205,333
Total	24,640,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters have an option to buy up to 3,696,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.60075 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.20025 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $1.0013 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share	Without exercise	With exercise
Public offering price	$44.50	$1,096,480,000	$1,260,952,000
Underwriting discount and commission payable by us	$1.0013	$24,672,032	$28,372,867
Proceeds, before expenses, to us	$43.4987	$1,071,807,968	$1,232,579,163

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

This prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

In connection with this offering, we agreed that, subject to certain exceptions, including with respect to (i) the issuance of the OpCo Units and our Class B common stock at closing of the Pending Drop Down or the exchange of any such OpCo Units and Class B common stock, or any OpCo Units and shares of our Class B common stock currently held by Diamondback and its subsidiaries, for the same number of shares of our Class A common stock, (ii) any exercise by TWR IV of the TWR IV Class B Option or the Exchange Rights granted to TWR IV at closing of the TWR IV Acquisition, (iii) the issuance of the OpCo Units and our Class B common stock to the Morita Ranches Equity Recipients or their exchange of such securities for the same number of shares of our Class A common stock or (iv) our grants of any equity awards under our equity incentive plan to our directors, executive officers or seconded employees, we will not issue, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing without the prior written consent of J.P. Morgan Securities LLC for a period of 45 days after the date of this prospectus supplement; provided, further, that the foregoing restrictions will not apply to the filing of (i) a registration statement on Form S-8 or any amendments or supplements thereto or (ii) the filing of the registration statement on Form S-3 contemplated by the TWR IV Registration Rights Agreement or the registration statement on Form S-3 contemplated by the Morita Ranches Registration Rights Agreement, provided that no sales will be made under such registration statement(s) until the expiration of the applicable lock-up expiring on March 30, 2025. J.P. Morgan Securities LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason.

In addition, our directors and executive officers and Diamondback have agreed, subject to certain exceptions, that, for a period of 45 days after the date of this prospectus supplement, they will not directly or indirectly, without the prior written consent of J.P. Morgan Securities LLC, (i) offer for sale, sell, pledge, lend or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Class A common stock (including, without limitation, Class A common stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the SEC and Class A common stock that may be issued upon exercise of any options or warrants or securities convertible into or exercisable or exchangeable for Class A common stock (other than the Class A common stock issued upon vesting, settlement or exercise of awards granted pursuant to our equity incentive plans or other employee benefit plans, qualified option plans or other employee compensation plans existing on the date of this prospectus supplement), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Class A common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or other securities, in cash or otherwise, (iii) publicly disclose the intention to do any of the foregoing.

These lock-up restrictions are subject to certain specific exceptions, including, in the case of the executive officers and directors, transfers of Class A common stock as bona fide gifts or other transfers or dispositions of any class of our stock made exclusively between or among members of such holder’s immediate family members or affiliates, including partners or limited liability company members, provided that the recipient of the stock agrees to be bound by the same restrictions on transfers or other dispositions, no public filing (except for certain required filings on Form 4) shall be made during the term of the lock-up in connection therewith and subject to, in certain cases, advance notice to J.P. Morgan Securities LLC.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of Class A common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Joint Global Coordinators/Bookrunners for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of shares of Class A common stock shall result in a requirement for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mizuho Securities USA LLC and Morgan Stanley & Co, LLC (collectively, the “Representatives”) and the Company that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares of Class A common stock in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

An offer to the public of any shares of Class A common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of Class A common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Joint Global Coordinators/Bookrunners for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of shares of Class A common stock shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Representatives and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares of Class A common stock in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock.

This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares of Class A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of Class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

Our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company or our Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A common stock.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil

The offer and sale of the securities have not been and will not be registered with the Brazilian securities commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The securities may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire the securities through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

The People’s Republic of China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of Class A common stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (“Addressed Investors); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (“Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors. Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

The validity of the shares of our common stock being offered has been passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Latham & Watkins LLP will act as counsel to the underwriters with respect to this offering.

EXPERTS

The audited financial statements of Viper Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited statements of revenues and direct operating expenses attributable to certain mineral and royalty interests of Diamondback Energy, Inc. and several of its subsidiaries, Endeavor Energy Resources, LP, 1979 Royalties LP and 1979 Royalties GP, LLC (the Endeavor Mineral and Royalty Interests) incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023 and 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus supplement regarding estimates of total proved reserves and forecasts of economics attributable certain royalty interests of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC, acquired by the Company, is based upon estimates of such reserves and forecasts of economics prepared by Cawley, Gillespie and Associates, Inc., independent petroleum consultants, as indicated in their summary evaluation reports, in each case, as of December 31, 2023. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain mineral and royalty interests subject to the Pending Drop Down is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of September 30, 2024. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our definitive proxy statement on Schedule 14A, filed on April 25, 2024, including any portion of any subsequent reports on Form 8-K filed for the purposes of updating such information;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June  30, 2024 and September 30, 2024, filed with the SEC on May 2, 2024, August 5, 2024 and November 7, 2024, respectively;

•

our Current Report on Form 8-K/A filed on March  5, 2024 and our Current Reports on Form 8-K filed on March 7, 2024 (except for Item 7.01), June  10, 2024, September  11, 2024 (except for Item 7.01), September  13, 2024 (except for Item 7.01), October  2, 2024 (except for Item 7.01), December  9, 2024 and January 30, 2025, respectively; and

•

the description of our capital stock contained in Exhibit 99.1 to our Form 8-K (File No. 001-36505), filed with the SEC on November 13, 2023, including any amendment or reports filed for the purpose of updating such description.

In addition, we incorporate by reference into this prospectus supplement (i) the audited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP as of December 31, 2022 and for the years ended December 31, 2022 and 2021, included as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023, and (ii) the unaudited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 included as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

Further, we incorporate by reference into this prospectus supplement certain information from the reports, each dated October 25, 2023, on estimates of proved reserves, future production and income attributable to certain royalty interests acquired by us from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, in each case as of December  31, 2022 and 2021, included as Exhibits 99.4 and 99.5, respectively, to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01,

Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary of Viper Energy, Inc., 900 NW 63rd St., Suite 200, Oklahoma City, Oklahoma 73116; telephone: (432) 221-7400.

Prospectus

Viper Energy, Inc.

Class A Common Stock

By this prospectus, we may offer and sell, from time to time in one or more offerings, our Class A common stock.

This prospectus provides you with a general description of the Class A common stock and the general manner in which we will offer the Class A common stock. Each time we sell Class A common stock, to the extent required, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our Class A common stock.

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were Viper Energy Partners LP, a Delaware limited partnership with common units representing limited partner interests listed on The Nasdaq Global Select Market under the symbol “VNOM.” On November 13, 2023, each outstanding common unit was converted into one share of Class A common stock. On September 10, 2024, the last reported sales price of our Class A common stock was $44.79 per share. Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our telephone number is (432) 221-7400.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell our Class A common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we offer our Class A common stock covered by this prospectus, to the extent required, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any of our Class A common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

References in this prospectus or any prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023, (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the conversion, the Partnership individually and collectively with the Operating Company, as the context requires, (iv) “Diamondback” refers individually to Diamondback Energy, Inc. and collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company and (v) “Diamondback E&P” refers to Diamondback E&P LLC, a wholly-owned subsidiary of Diamondback. References to “OpCo Units” are to the units representing limited liability company interests in the Operating Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including Diamondback’s plans for developing our acreage and our cash dividend policy and repurchases of our common stock and/or senior notes) are forward-looking statements. When used in this prospectus, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2023, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Factors that could cause our outcomes to differ materially include (but are not limited to) the following:

•	changes in supply and demand levels for oil, natural gas, and natural gas liquids and the resulting impact on the price for those commodities;

•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•	changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, instability in the financial sector;

•

regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•	physical and transition risks relating to climate change;

•

restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•	changes in U.S. energy, environmental, monetary and trade policies;

•

conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•

changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•

security threats, including cybersecurity threats and disruptions to our business from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•	severe weather conditions;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	changes in the financial strength of counterparties to the credit facility and hedging contracts of our operating subsidiary;

•	changes in our credit rating;

•	the risk factors discussed in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference into this prospectus; and

•	other risks and factors disclosed in this prospectus or incorporated by reference therein.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made or incorporated by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

OUR COMPANY

We are a publicly traded Delaware corporation that owns and acquires mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. On November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation.

Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our telephone number at that address is (432) 221-7400. Our website address is www.viperenergy.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investment in our Class A common stock involves certain risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, and other factors discussed in any subsequent filings made by us with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our Class A common stock. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of any Class A common stock by us for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application of the net proceeds, we may invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Authorized Capital Stock

As of the date of this prospectus, our authorized capital stock consists of (i) 1,000,000,000 shares of Class A common stock, with par value of $0.000001 per share, (ii) 1,000,000,000 shares of Class B common stock, with par value of $0.000001 per share (together with the Class A common stock, the “common stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.000001 per share. Each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo Unit, into one share of Class A common stock.

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock vote together as a single class. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, the remaining assets of the Company available for distribution shall (i) first be distributed, pari passu, to the holders of Class B common stock, ratably in proportion to the number of shares of Class B common stock, until the holders of all outstanding Class B common stock have received $0.014 (which amount is adjusted accordingly in the case of any stock split, subdivision or combination with respect to Class B common stock) in respect of each share of Class B common stock then outstanding and (ii) then be distributed, pari passu, to the holders of all outstanding shares of Class A common stock, ratably in proportion to the number of shares of Class A common stock.

Holders of record of shares of Class A common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to (i) the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and (ii) to any dividend restrictions contained in debt agreements. Holders of Class B common stock are entitled to receive a mandatory cash dividend, paid quarterly, in an amount per share of Class B common stock equal to (A) $20,000 divided by (B) the number of shares of Class B common stock then outstanding. All outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. As of September 10, 2024, there were 91,447,008 shares of Class A common stock and 85,431,453 shares of Class B common stock outstanding.

Preferred Stock

Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•

permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•

provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, by a resolution adopted by a majority of our board of directors, assuming there are no vacancies or by the Chairman of the Board following receipt of a written request of one or more stockholders holding at least 20% of the issued and outstanding common stock, subject to the procedures set forth in our bylaws.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Board Designees. Pursuant to our bylaws, Diamondback has the right to designate up to three persons to serve as directors for so long as Diamondback along with its affiliates collectively own at least 25% of the outstanding common stock.

Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Additionally, an increase in the number of authorized shares of our common stock could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Listing

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Transfer Agent and Registrar

Computershare Trust Company, National Association is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We may, from time to time, sell, transfer or otherwise dispose of any or all of the Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such Class A common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We may use any one or more of the following methods when disposing of the offered Class A common stock:

•	sales on The Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•	an over-the-counter sale or distribution;

•	underwritten offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades (which may involve crosses) in which the broker-dealer will attempt to sell the Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such Class A common stock at a stipulated price per share;

•	in option transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If underwriters are used to sell the Class A common stock, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Class A common stock for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to the Class A common stock will set forth:

•  the offering terms, including the name or names of any underwriters, dealers or agents;

•  the number or amount of the Class A common stock involved, the purchase price of such Class A common stock and the proceeds to us from such sale;

•  any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•  any initial public offering price;

•  any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•  any securities exchanges on which the Class A common stock may be listed.

The Class A common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the Class A common stock will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any underwriters, dealers or agents that are involved in selling the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The Class A common stock may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the Class A common stock in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase Class A common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriters to whom Class A common stock is sold by us for public offering and sale may make a market in such Class A common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Class A common stock.

Certain persons participating in any offering of Class A common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell Class A common stock in the open market.

These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A common stock and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of Class A common stock than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Class A common stock sold for their account may be reclaimed by the syndicate if such Class A common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A common stock, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Class A common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.viperenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the SEC on May 2, 2024 and August 5, 2024, respectively;

•	our Current Report on Form 8-K/A filed on March 5, 2024 and our Current Reports on Form 8-K filed on June 10, 2024 and September 11, 2024, respectively; and

•	the description of our capital stock contained in Exhibit 99.1 to our Form 8-K (File No. 001-36505), filed with the SEC on November 13, 2023.

In addition, we incorporate by reference into this prospectus (i) the audited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP for the years ended December 31, 2022 and 2021, included as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023, and (ii) the unaudited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP for the nine months ended September 30, 2023 and 2022 included as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

Further, we incorporate by reference into this prospectus certain information from the reports, each dated October 25, 2023, on estimates of proved reserves, future production and income attributable to certain royalty interests acquired by us from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, as of December 31, 2022 and 2021, included as Exhibits 99.4 and 99.5, respectively, to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary, Viper Energy, Inc., 900 NW 63rd St., Suite 200 Oklahoma City, Oklahoma 73116; telephone: (432) 221-7400.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Class A common stock to be offered hereby by us will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Viper Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023 and 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus regarding estimates of total proved reserves and forecasts of economics attributable certain royalty interests of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC, acquired or subject to the pending acquisition, as applicable, by the Company, is based upon estimates of such reserves and forecasts of economics prepared by Cawley, Gillespie and Associates, Inc., independent petroleum consultants, as indicated in their summary evaluation reports, in each case, as of December 31, 2023. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

VIPER ENERGY, INC.